MACE SECURITY INTERNATIONAL, INC.
                                   Exhibit 11
                  Schedule of Computation of Primary Net Income
                                    Per Share

For the twelve months ended December 31,

                                                   1996          1995
                                               -----------   -----------
Common stock outstanding at
   end of period                                 6,825,000     6,805,000

Adjustments to ending shares to arrive
  at weighted average for the year:
  Shares issued to former President and CEO (1)
                                                     5,082
                                               -----------   -----------
                                                 6,819,918     6,805,000
                                               ===========   ===========

Net loss                                       $  (252,348)  $  (584,353)
                                               ===========   ===========

Net loss per share                             $      (.04)  $      (.09)
                                               ===========   ===========

Calculated as follows:
   number of shares outstanding multiplied by the reciprocal of the number of days outstanding divided by the number of days in the period.

(1)   Shares offered for the twelve months:
      April 3, 1996                            20,000*(93/366)     5,082